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                                                                    EXHIBIT 23.3

                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
S1 Corporation:

We consent to the incorporation by reference in Amendment No. 1 to the registration statement (No. 333-36470) on Form S-3 of S1 Corporation of our reports dated February 4, 1999, relating to the consolidated balance sheet of S1 Corporation and subsidiary as of December 31, 1998, and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss), and cash flows for each of the years in the two-year period ended December 31, 1998, and the related financial statement schedule, which reports appear in the December 31, 1999 annual report on Form 10-K of S1 Corporation, and to the reference to our firm under the heading "Experts" in the Prospectus.

                                                       KPMG LLP

Atlanta, Georgia
May 25, 2000